Exhibit 99.1
FOR IMMEDIATE RELEASE
MIAMI — June 24, 2009 — Terremark Worldwide, Inc. (NASDAQ:TMRK) today announced the successful completion of the previously announced private placement of $420 million of its 12% senior secured notes due 2017 at an issue price of 95.134%. The offering was made to qualified institutional buyers and to certain non-U.S. persons in offshore transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended.
Terremark used a portion of the net proceeds from the offering to repay in full the $254.2 million outstanding under its senior secured credit facilities and intends to use a portion of the net proceeds to repay at maturity $4.0 million principal amount of its 0.5% senior subordinated convertible notes, due June 30, 2009. The Company will use any remaining proceeds for working capital and other general corporate purposes to support the growth of its business, which may include capital investments to build out facilities and acquisitions of complementary businesses.
The notes and guarantees will be secured by first priority liens on substantially all of the assets of Terremark and its domestic subsidiaries.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, including the ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products, Terremark’s ability to manage its growth, and the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.
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CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-961-3134
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-961-3109
hblankenbaker@terremark.com